UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:      June 30, 2006

Date of Earliest Event Reported:   June 30, 2006

COMMSCOPE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12929	36-4135495
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

1100 CommScope Place, SE
P.O. Box 339
Hickory, North Carolina 28602
(Address of principal executive offices)

Registrant’s telephone number, including area code:      (828) 324-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 30, 2006, OFS BrightWave, LLC (“OFS BrightWave”) paid CommScope, Inc. of North Carolina (“CommScope NC”), a wholly-owned subsidiary of CommScope, Inc. and successor in interest to CommScope Optical Technologies, Inc. (“CommScope Optical”), $30.31 million in full satisfaction of the obligations of OFS BrightWave under a Revolving Credit Agreement, dated as of November 16, 2001, between CommScope Optical and OFS BrightWave, as amended (the “Agreement”), and the related Revolving Credit Note dated as of November 16, 2001 (the “Note”). The payment was made in advance of the November 2006 maturity date provided for in the Agreement, and the parties agreed to terminate the Agreement early and cancel the Note. In connection with this payment and termination, CommScope NC agreed to a $200,000 reduction in the $30 million principal that would otherwise be due.

On June 30, 2006, CommScope, Inc. issued a press release relating to the payment from OFS BrightWave. A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished, not filed, pursuant to Item 1.01 of this Current Report on Form 8-K.

Item 9.01.   Financial Statements and Exhibits.

Exhibit	Description
99.1	CommScope, Inc. Press Release relating to payment from OFS BrightWave, LLC, dated June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 30, 2006

COMMSCOPE, INC.

By:	/s/ FRANK B. WYATT, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President, General Counsel
and Secretary

INDEX OF EXHIBITS

Exhibit	Description

99.1	CommScope, Inc. Press Release relating to payment from OFS BrightWave, LLC, dated June 30, 2006